                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       National Service Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   (NSI LOGO)

                       NATIONAL SERVICE INDUSTRIES, INC.
                                   NSI CENTER
                          1420 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30309

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD DECEMBER 21, 2000

     The annual meeting of stockholders of NATIONAL SERVICE INDUSTRIES, INC. (the "Corporation" or "NSI") will be held on Thursday, December 21, 2000, at 10:00 a.m. in the Chambers Auditorium at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia, for the following purposes:

          (1) to elect directors;

          (2) to ratify the appointment of Arthur Andersen LLP as independent auditors for the Corporation for the fiscal year ending August 31, 2001;

          (3) to vote on a stockholder proposal, if properly presented at the annual meeting; and

          (4) to transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on October 26, 2000 as the record date for the determination of the stockholders who will be entitled to notice of and to vote at this meeting or any adjournments thereof.

     A list of the stockholders entitled to vote at the meeting may be examined at the Corporation's executive offices, 1420 Peachtree Street, N.E., Atlanta, Georgia, during the ten-day period preceding the meeting.

November 6, 2000

                                          By order of the Board of Directors,

                                          /s/ HELEN D. HAINES
                                          HELEN D. HAINES
                                          Vice President and Secretary

                             YOUR VOTE IS IMPORTANT

     IF YOU ARE A STOCKHOLDER OF RECORD, YOU CAN VOTE YOUR SHARES BY THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.

     IF YOU WISH TO VOTE BY MAIL, PLEASE DATE, SIGN, AND MAIL THE ENCLOSED PROXY PROMPTLY.

     NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IN THE ACCOMPANYING ENVELOPE.

                       NATIONAL SERVICE INDUSTRIES, INC.

                                   NSI CENTER
                          1420 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30309

                                PROXY STATEMENT

     The following information is furnished in connection with the solicitation of proxies by the Board of Directors of the Corporation for the annual meeting to be held on December 21, 2000. Enclosed with this proxy statement are a proxy for use at the meeting and a copy of the Corporation's annual report to stockholders, which includes the annual report on Form 10-K filed with the Securities and Exchange Commission, for the fiscal year ended August 31, 2000. This proxy statement and the enclosed proxy are initially being mailed to stockholders on or about November 6, 2000.

                              GENERAL INFORMATION

PROXY

     Stockholders are requested to provide their voting instructions on the enclosed proxy by mail using the accompanying envelope, by the Internet, or by telephone. Stockholders who hold their shares through a bank or broker can vote by the Internet or by telephone if these options are offered by the bank or broker. At any time before the proxy is voted, it may be revoked by written notice to the Secretary of the Corporation. Proxies that are properly delivered, and not revoked, will be voted in accordance with stockholders' directions. Where no direction is specified, proxies will be voted for the election of the nominees listed below as directors, for ratification of the appointment of Arthur Andersen LLP as independent auditors for the Corporation, and against the stockholder proposal regarding the sale of the Corporation.

     Stockholders may deliver their proxy using one of the following methods:

     By the Internet. Stockholders of record may give their voting instructions by the Internet as described on the proxy card. Internet voting is also available to stockholders who hold shares in the DirectService Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by the Corporation. The Internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see your proxy card for specific instructions.

     By Telephone. Stockholders of record may give their voting instructions using the toll-free number listed on the proxy card. Telephone voting is also available to stockholders who hold shares in the DirectService Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by the Corporation. The telephone voting procedure is designed to verify the voting authority of stockholders. The procedure allows you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.

     By Mail. Stockholders may sign, date, and mail their proxies in the postage-paid envelope provided. If you sign, date, and mail your proxy card without providing voting instructions on specific items, your proxy will be voted as stated above.

STOCK OUTSTANDING AND VOTING RIGHTS

     As of October 26, 2000, the record date for the annual meeting, there were 41,052,780 shares of common stock outstanding and entitled to vote. The holders of common stock, the only class of voting stock of the Corporation outstanding, are entitled to one vote per share for the election of directors and on the other matters presented.

VOTING PROCEDURE

     Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present but not entitled to vote with respect to that matter.

SOLICITATION

     The cost of soliciting proxies is paid by the Corporation. The Corporation may retain D.F. King & Co. to assist in the solicitation of proxies for a fee of approximately $8,000 and reimbursement of certain expenses. Officers and regular employees of the Corporation, at no additional compensation, may also assist in the solicitation of proxies. Solicitation will be by mail and perhaps by telephone and personal contact.

                      ITEM NO. 1 -- ELECTION OF DIRECTORS

     At the annual meeting twelve (12) directors of the Corporation will be elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. To be elected, a nominee must receive a plurality of the votes cast at the meeting. The persons named as proxies in the accompanying proxy, or their substitutes, will vote for the election of the nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No nominee for election as a director is proposed to be elected pursuant to any arrangement or understanding between the nominee and any other person or persons. It is believed that all such nominees are available for election. If any of the nominees are unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

INFORMATION CONCERNING NOMINEES

     All of the nominees listed below are now directors of the Corporation and have served continuously since their election. All of the current directors were elected by the stockholders except Roy Richards, Jr., who was elected by the Board of Directors effective April 5, 2000. In addition, Bernard Marcus and Herman J. Russell, who were elected at the last annual meeting, are retiring from the Board on December 21, 2000, and are not nominees.

     The following is a brief summary of each nominee's business experience, other directorships held, and membership on the standing committees of the Board of Directors of the Corporation.


(JAMES S. BALLOUN)                  JAMES S. BALLOUN                          Director since 1996
                                    Mr. Balloun, 62 years old, was elected Chairman of the Board and Chief Executive Officer of the Corporation effective
                                    February 1, 1996, and was also elected President effective
                                    October 19, 1996. He was previously affiliated with the
                                    management consulting firm McKinsey & Company, Inc., which he served as a Director from June 1976 until January 1996.
                                    Mr. Balloun is a director of Georgia Pacific Corporation,
                                    Radiant Systems, Inc., and Wachovia Corporation. Mr. Balloun
                                    is Chairman of the Executive Committee of the Board.

(LESLIE M. BAKER, JR.)              LESLIE M. BAKER, JR.                      Director since 2000
                                    Mr. Baker, 58 years old, has served since April 1998 as
                                    Chairman of the Board of Wachovia Corporation and Wachovia
                                    Bank. He has served as President and Chief Executive Officer of Wachovia Corporation since 1994; President and Chief
                                    Executive Officer of Wachovia Bank since June 1997 and from
                                    1990 to 1993; and President and Chief Operating Officer of
                                    Wachovia Corporation from February 1993 to December 1993.
                                    Mr. Baker is a member of the Corporate Governance and
                                    Nominating Committee of the Board.

(JOHN L. CLENDENIN)                 JOHN L. CLENDENIN                      Director since 1996

                                    Mr. Clendenin, 66 years old, is Chairman Emeritus of
                                    BellSouth Corporation, which he served as Chairman from
                                    December 1996 to December 1997 and as Chairman, President
                                    and Chief Executive Officer from 1983 until December 1996.
                                    He is a director of Coca-Cola Enterprises Inc., Equifax
                                    Inc., The Home Depot, Inc., The Kroger Company, Nabisco
                                    Group Holdings, Powerwave Technologies, and Springs
                                    Industries, Inc. Mr. Clendenin previously served as a
                                    director of the Corporation from 1984 until 1995. Mr.
                                    Clendenin is Chairman of the Executive Resource and
                                    Compensation Committee and a member of the Executive
                                    Committee of the Board.

(THOMAS C. GALLAGHER)               THOMAS C. GALLAGHER                    Director since 1997

                                    Mr. Gallagher, 52 years old, has served since 1990 as
                                    President and Chief Operating Officer of Genuine Parts
                                    Company. He also serves as Chairman and Chief Executive
                                    Officer of S. P. Richards Company, a wholly-owned subsidiary of Genuine Parts Company. He has been employed by Genuine
                                    Parts Company since 1970 and has served as an executive
                                    officer of the company since 1988. He is a director of
                                    Genuine Parts Company, Oxford Industries, Inc., STI Classic
                                    Funds, and STI Classic Variable Trust. Mr. Gallagher is
                                    Chairman of the Audit Committee and a member of the
                                    Executive Resource and Compensation and the Executive
                                    Committees of the Board.

(DAVID LEVY)                        DAVID LEVY                             Director since 1984

                                    Mr. Levy, 63 years old, is Executive Vice President,
                                    Administration of the Corporation. He served the Corporation as Counsel from 1973 through March 2000 through March 2000 and as Senior Vice President and Secretary from 1982 through
                                    September 1992. He has served as an officer of the
                                    Corporation since 1973. Mr. Levy is a member of the
                                    Executive Committee of the Board.

(SAM NUNN)                          SAM NUNN                               Director since 1997

                                    Mr. Nunn, 62 years old, is a senior partner in the Atlanta law firm King & Spalding, which he joined in January 1997.
                                    Previously, he served in the U.S. Senate for four terms
                                    starting in 1972. Mr. Nunn is a director of The Coca-Cola
                                    Company, Community Health Systems, Inc., Dell Computer
                                    Corporation, General Electric Company, Internet Security
                                    Systems, Inc., Scientific-Atlanta, Inc., Texaco Inc., and
                                    Total System Services, Inc. He is Chairman of the Corporate
                                    Governance and Nominating Committee and a member of the
                                    Executive Committee of the Board.

(ROY RICHARDS, JR.)                 ROY RICHARDS, JR.                      Director since 2000

                                    Mr. Richards, 41 years old, is Chairman and Chief Executive
                                    Officer of Southwire Company, a producer of electrical power cables. He served as Co-President from 1985 to 1989. Mr.
                                    Richards joined Southwire in 1980 and prior to 1985 held key positions in various of the company's operations. Mr.
                                    Richards is a director of Printpack, Inc. He is a member of the Audit and the Executive Resource and Compensation
                                    Committees of the Board.

(RAY M. ROBINSON)                   RAY M. ROBINSON                        Director since 2000

                                    Mr. Robinson, 52 years old, is President of the Southern
                                    Region of AT&T Corporation. He served as Vice
                                    President -- Corporate Relations from 1994 to 1996. Mr.
                                    Robinson joined AT&T in 1968 and has held numerous senior
                                    management positions in marketing, corporate relations,
                                    engineering and regulatory affairs. Mr. Robinson is a
                                    director of Avnet, Inc. and Citizens Trust Bank. He is a
                                    member of the Audit and the Executive Resource and
                                    Compensation Committees of the Board.

(BETTY L. SIEGEL)                   BETTY L. SIEGEL                        Director since  1988

                                    Dr. Siegel, 69 years old, has served as President of
                                    Kennesaw State University since 1981. She previously served as Dean of the School of Education and Psychology and
                                    Professor of Psychology at Western Carolina University from
                                    1976 to 1981 and served as Dean of Academic Affairs for
                                    Continuing Education at the University of Florida from 1972 to 1976. She is a director of AGL Resources Inc. and Equifax
                                    Inc. Dr. Siegel is a member of the Executive Resource and
                                    Compensation and the Corporate Governance and Nominating
                                    Committees of the Board.

(KATHY BRITTAIN WHITE)              KATHY BRITTAIN WHITE                    Director since 1999

                                    Ms. White, 51 years old, is Executive Vice President and
                                    Chief Information Officer of Cardinal Health, Inc., a
                                    company that provides healthcare products and services. She was Senior Vice President and Chief Information Officer of
                                    Allegiance Healthcare, Inc. from 1996 to April 1999,
                                    Corporate Vice President and Chief Information Officer of
                                    Baxter International, Inc. from 1995 to 1996, and Vice
                                    President, Information Systems of AlliedSignal Corporation
                                    from 1993 to 1995. Ms. White is a member of the Audit and
                                    the Corporate Governance and Nominating Committees of the
                                    Board.

(BARRIE A. WIGMORE)                 BARRIE A. WIGMORE                       Director since 1997

                                    Mr. Wigmore, 59 years old, is a Retired Partner of Goldman
                                    Sachs Group, Inc., an investment banking firm. He joined
                                    Goldman Sachs in 1970, became a General Partner in 1978, and retired in 1988 as a Limited Partner. He is a director of
                                    Potash Corporation of Saskatchewan. Mr. Wigmore is a member of the Audit and the Executive Resource and Compensation
                                    Committees of the Board.

(NEIL WILLIAMS)                     NEIL WILLIAMS                           Director since 2000

                                    Mr. Williams, 64 years old, became General Counsel and a
                                    Global Partner of AMVESCAP PLC in October 1999. AMVESCAP
                                    offers investment management and mutual fund services
                                    primarily under the names INVESCO and AIM. He was a partner with the law firm Alston & Bird LLP from 1965 to October
                                    1999 and served as managing partner from 1984 to 1996. He
                                    began his career with Alston & Bird in 1961. Mr. Williams is a director of National Data Corporation and Printpack, Inc.
                                    He is a member of the Executive Resource and Compensation
                                    and the Corporate Governance and Nominating Committees of
                                    the Board.

COMPENSATION OF DIRECTORS

     During the fiscal year ended August 31, 2000, each director who was not an employee of the Corporation received an annual director fee of $40,000 and an additional annual fee of $5,000 for serving as chairman of a committee, payable quarterly in each case. Under the Nonemployee Director Deferred Stock Unit Plan, each director is paid one-half of the annual fee, and may elect to receive additional portions of the annual fee and the chairman fee, in deferred stock units under the Plan. Nonemployee directors receive a one-time grant of 1,000 deferred stock units upon their election and an annual grant of 350 deferred stock units. The value and return on deferred stock units is equivalent to the value and return on NSI stock. The director's account is generally payable on or after retirement. There is no other retirement plan for directors.

     Pursuant to the National Service Industries, Inc. 1992 Nonemployee Directors' Stock Option Plan, stock options are granted annually on the day of the Annual Meeting. On January 5, 2000, each nonemployee director received a grant of a nonqualified option for the purchase of 1,500 shares of common stock at an exercise price of $27.6875 per share, the fair market value on the grant date. Each option grant is exercisable after one year and remains exercisable for a period of ten years from the grant date.

     Directors may participate in the Corporation's Matching Gift Program. Under this program, the Corporation will match charitable contributions up to a total of $5,000 per individual per year.

     For information on compensation of directors who also served as executive officers during the fiscal year, see "Executive Compensation" below.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Mr. Nunn is a senior partner in the law firm King & Spalding, which the Corporation engages for certain legal services; Mr. Wigmore is a retired partner in the investment banking firm Goldman Sachs Group, LP, which the Corporation engages for certain financial services; and Mr. Williams, through September 1999, was a partner in the law firm Alston & Bird LLP, which the Corporation engages for certain legal services. The Corporation also has transactions in the ordinary course of business with unaffiliated corporations and institutions, which certain non-employee directors of the Corporation serve as officers or directors, or their subsidiaries, including AMVESCAP PLC, AT&T Corporation, BellSouth Corporation, Cardinal Health, Inc., Genuine Parts Company, The Home Depot, Inc., Kennesaw State University, H. J. Russell & Company, and the Southwire Company. The Corporation considers the amounts involved in such services and transactions to be immaterial in relation to its business and believes that such amounts are not material in relation to the business of these organizations or individuals. Management believes that the terms on which business is conducted with these organizations are no less favorable than those available from other organizations.

OTHER INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

     The Board of Directors has delegated certain functions to the following standing committees:

          The Executive Committee is authorized to perform all of the powers of the full Board, except the power to amend the By-laws and except as restricted by the Delaware General Corporation Law. The Committee is comprised of James S. Balloun, Chairman, John L. Clendenin, Thomas C. Gallagher, David Levy, Bernard Marcus, and Sam Nunn. It held two meetings during the fiscal year.

          The Audit Committee is responsible for certain matters pertaining to the auditing, internal control, and financial reporting of the Corporation, as set forth in the Committee's report below and in its charter included in this proxy statement as Exhibit A. The members of the Committee meet the independence and financial literacy requirements of the New York Stock Exchange. The Committee is comprised of Thomas C. Gallagher, Chairman, Bernard Marcus, Roy Richards, Jr., Ray M. Robinson, Herman J. Russell, Kathy Brittain White, and Barrie A. Wigmore. It held four meetings during the fiscal year.

          The Executive Resource and Compensation Committee is responsible for certain matters relating to the compensation of the officers of the Corporation, as set forth in the Committee's report below. The Committee is comprised of John L. Clendenin, Chairman, Thomas C. Gallagher, Roy Richards, Jr., Ray M. Robinson, Betty L. Siegel, Barrie A. Wigmore, and Neil Williams. It held three meetings during the fiscal year and took two actions by written consent.

          The Corporate Governance and Nominating Committee is responsible for reviewing matters pertaining to the composition, organization and practices of the Board of Directors, including a periodic evaluation of the Board in meeting its corporate governance responsibilities, and for recommending to the full Board a slate of directors for consideration by the stockholders at the annual meeting and candidates to fill any vacancies on the Board. The Committee is comprised of Sam Nunn, Chairman, Leslie M. Baker, Jr., Herman J. Russell, Betty L. Siegel, Kathy Brittain White, and Neil Williams. It held three meetings during the fiscal year.

     During the fiscal year ended August 31, 2000, the Board of Directors met eight times. All of the directors attended at least 75% of the total meetings held by the Board and their respective committees during the fiscal year except Messrs. Baker and Marcus.

     The Corporate Governance and Nominating Committee will consider nominee recommendations from stockholders made in writing and addressed to the attention of Chairman of the Corporate Governance and Nominating Committee, c/o Helen D. Haines, Vice President and Secretary, National Service Industries, Inc., 1420 Peachtree Street, N.E., MailStop 809, Atlanta, Georgia, 30309. Stockholders making nominee recommendations to the Committee should provide the same information required for nominations by stockholders at an annual meeting, as explained below under "Next Annual Meeting -- Stockholder Proposals."

BENEFICIAL OWNERSHIP OF THE CORPORATION'S SECURITIES

     The following table sets forth information concerning beneficial ownership of the Corporation's common stock and ownership of deferred stock units (share equivalents), as of September 1, 2000 unless otherwise indicated, by each of the directors and nominees for director, by each of the executive officers named in the Summary Compensation Table on page 10, and by all directors and executive officers of the Corporation as a group. The Corporation knows of no beneficial owner of more than five percent of the Corporation's stock.

     Beginning in September 1996, the executive officers of the Corporation became subject to voluntary stock ownership guidelines, expressed as a specified multiple of salary. While there is no specific date by which the guidelines must be met, the Executive Resource and Compensation Committee has indicated that progress toward meeting the guidelines will be taken into account when grants and awards are made under the amended and restated Long-Term Achievement Incentive Plan.

                                                               SHARES OF COMMON        DEFERRED
                                                              STOCK BENEFICIALLY      STOCK UNITS
NAME                                                             OWNED(1)(2)           OWNED(3)
----                                                          ------------------      -----------
James S. Balloun............................................        795,264                 --
Leslie M. Baker, Jr.........................................          1,000              1,986
John L. Clendenin...........................................          6,300              6,227
Thomas C. Gallagher.........................................          2,000              4,222
George H. Gilmore Jr........................................         13,739                 --
Brock A. Hattox.............................................        226,943                 --
David Levy..................................................        232,062(4),(5)          --
Bernard Marcus..............................................          9,000              7,180
Sam Nunn....................................................          4,031              6,654
Roy Richards, Jr............................................          3,480              1,317
Ray M. Robinson.............................................          1,000              1,986
Herman J. Russell...........................................          4,061              7,180
Stewart A. Searle III.......................................        121,303(6)              --
Betty L. Siegel.............................................          7,596             14,187
Kathy Brittain White........................................            600              1,986
Barrie A. Wigmore...........................................         12,000              5,867
Neil Williams...............................................          1,000              1,516
Current directors and executive officers as a group.........      1,443,321             60,441

---------------

(1) Mr. Balloun beneficially owns 1.9% of the Corporation's common stock. The percentage of shares beneficially owned by each other individual does not exceed one percent of the Corporation's common stock and the percentage of shares beneficially owned by directors and executive officers as a group is 3.4%. Each beneficial owner has sole voting and investment power with respect to all shares shown, except as otherwise indicated and except that shares shown for Messrs. Gallagher and Wigmore are jointly held with their respective spouses.
(2) Includes shares that may be acquired within 60 days after the ownership date reflected, upon exercise of employee and director stock options. Options are included for the following individuals: Mr. Balloun, 677,896 shares; Mr. Gilmore, 12,500 shares; Mr. Hattox, 212,313 shares; Mr. Levy (including options held by a family partnership of which he is the general partner), 185,540 shares; Mr. Searle, 113,497 shares; Mr. Gallagher, 1,000 shares; Mr. Wigmore, 2,000 shares; Messrs. Clendenin, Nunn and Russell, 3,000 shares each; Mr. Marcus, and Dr. Siegel, 7,000 shares each; and all current directors and executive officers as a group, 1,229,496 shares.
(3) The deferred stock units (each unit equivalent to one share of stock) are credited to the accounts of nonemployee directors of the Corporation under the Nonemployee Directors Deferred Stock Unit Plan.
(4) Includes 8,807 shares payable within 60 days in connection with long-term incentive awards earned for the performance cycle ended August 31, 2000.
(5) Includes 49 shares held by Mr. Levy's spouse.
(6) Includes 400 shares held by Mr. Searle's spouse.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and officers to file reports of ownership and changes in ownership of the Corporation's stock with the Securities and Exchange Commission, the New York Stock Exchange, and the Corporation. Based on a review of the forms received by the Corporation during or with respect to the fiscal year ended August 31, 2000, and written representations from certain reporting persons that no Form 5 reports were required for those persons, the Corporation believes that all required Section 16(a) filings were made on a timely basis, except that, due to oversight, two reports covering three purchase transactions were submitted late by Ms. White and initial reports of beneficial ownership were filed late for Joseph G. Parham, Jr. and Robert R. Burchfield, new officers of the Corporation.

                             EXECUTIVE COMPENSATION

REPORT OF THE EXECUTIVE RESOURCE AND COMPENSATION COMMITTEE

     The Executive Resource and Compensation Committee of the Board of Directors is composed entirely of nonemployee directors. The Committee is responsible for approving the salary payable to the Chairman of the Board, President, and Chief Executive Officer, subject to ratification by the full Board, for setting the salary payable to each of the other executive officers of NSI, and for administering the Management Compensation and Incentive Plan (the "Incentive Plan"), subject to ratification of certain matters thereunder by the full Board. The Committee had authority to grant awards under the Long-Term Incentive Program (the "Long-Term Program") and now has that authority under the Long-Term Achievement Incentive Plan (the "Long-Term Plan"). The Committee reviews and makes recommendations to the Board with respect to any proposed awards to executive officers under any other compensation plan, benefit plan, or perquisite.

     In setting NSI's compensation policies, the Committee recognizes that there must be a linkage between the level of an executive's compensation, particularly long-term compensation, and performance achieved for shareholders. Over the past couple of years, however, market conditions have created a difficult environment in which the Committee must carry out its responsibilities. During this period, the stock market has generally not favored companies having revenues and business operations comparable to NSI's. Consequently, stock-based awards (stock options) have not adequately reflected management's performance, while aspiration awards (described below) have reflected performance by management that has not yet been translated into share price appreciation. At the same time, competition for qualified executives in today's market is fierce, dictating to a great extent the level of compensation required to attract, retain, motivate, and reward NSI's executives. Moreover, competitive compensation must be paid while NSI's executives are working to improve NSI's performance, not just after performance has been improved and the stock market has fully recognized the improvement through share price appreciation. The Committee has taken these competing factors into account in carrying out its responsibilities.

     Following below is a discussion of the compensation policies applicable to NSI's executive officers, the executive officers' compensation program for the last fiscal year, the Chief Executive Officer's compensation for the last fiscal year, and changes being implemented in the 2001 fiscal year.

  Compensation Policies for Executive Officers

     For the 2000 fiscal year, the principal compensation components were base salary, bonus awards under the Incentive Plan, stock options granted under the Long-Term Plan, and aspiration awards (described below) granted and payable under the Long-Term Plan. Bonus awards, stock options, and aspiration awards are generally granted on an annual basis. Salary adjustments are made annually as merited or on promotion to a position of increased responsibilities.

     The Committee reviews the compensation of each executive officer utilizing competitive compensation information prepared by an independent compensation consultant and a performance review and recommendation by the Chief Executive Officer for each other executive officer. The competitive compensation information utilized by the Committee is for positions of comparable responsibilities with comparably sized diversified companies, which are representative of the companies with whom NSI competes for executive talent. These companies are not necessarily the same as those included in the peer index in the performance graph in this proxy statement.

     As one of the factors in compensation matters, the Committee considers the anticipated tax treatment to NSI and to the executives of various payments and benefits. Based on compensation arrangements currently in place, the Committee does not reasonably anticipate that any executive officer's fiscal 2000 compensation will be subject to the $1 million deductibility limitation of
Section 162(m) of the Internal Revenue Code. The Committee expects to retain the deductibility of compensation pursuant to Section 162(m), but reserves the right to provide non-deductible compensation if it determines that such action is in the best interests of NSI and its stockholders.

  Executive Officers' 2000 Compensation

     The salary for fiscal 2000 of each executive officer (other than the Chief Executive Officer, discussed below) was based on competitive compensation data at the 75th percentile level and also considered the executive's performance, experience, abilities, and expected future contribution.

     Bonuses for fiscal 2000 under the Incentive Plan were designed to provide competitive total cash compensation at the 75th percentile level, subject to achievement of NSI's target performance objectives. A bonus fund, stated as a percentage of gross salary, was determined for each executive officer based on the per-share earnings objective for NSI established by the Committee and ratified by the Board of Directors at the beginning of the fiscal year. The bonus fund increased or decreased in relationship to earnings per share, with no bonus fund for earnings per share below a threshold level. For fiscal 2000, the threshold level required the same level of earnings per share as was achieved in fiscal 1999. Based on NSI's fiscal 2000 earnings per share, threshold level earnings per share were not achieved and, therefore, no bonuses were paid to named executive officers. A bonus of $39,945 was paid to Joseph G. Parham, Jr., Senior Vice President, Human Resources, as specified in the employment agreement entered into when he joined NSI on May 15, 2000.

     The compensation of executive officers for fiscal 2000 was further linked with NSI's performance and to the increase in shareholder value through long-term awards of stock options and aspiration awards granted under the Long-Term Plan. Options provide compensation opportunities directly related to, and contingent upon, the long-term performance of NSI and to the increase in market value of its shares. Aspiration awards are long-term awards designed to more clearly and quantifiably relate reward opportunities with achievement of specific performance goals over a three-year cycle. The performance measure is economic profit (adjusted after-tax profit minus a charge for capital). The level of aspiration awards payable at the conclusion of the cycle is expected to correlate with increases in stock price over time. Long-term awards granted to executive officers in fiscal 2000 were based on competitive long-term grants at approximately the 75th percentile level for target level performance and are designed to provide higher compensation for significantly higher performance.

     For the three-year performance cycle ended August 31, 2000, executive officers, except Mr. Gilmore, earned an aggregate aspiration award of 275.2% of target level, reflecting the increased level of economic profit achieved over the three-year cycle. All or a portion of each officer's earned award was exchanged for stock options that were immediately exercisable and have an exercise price per share equal to the fair market value of a share on the date of the grant of the options. The unexchanged portions of the awards were paid half in shares of stock and half in cash. The business units reporting to Mr. Gilmore did not, in the aggregate, achieve threshold level economic profit and, therefore, no aspiration award was payable to Mr. Gilmore.

  Chief Executive Officer's 2000 Compensation

     For the 2000 fiscal year Mr. Balloun received base salary, an incentive bonus opportunity, and stock options and an aspiration award under the Long-Term Plan. His total compensation was based on competitive and merit factors. The Committee was advised by an independent compensation consultant that Mr. Balloun's 2000 base salary, 2000 bonus opportunity at target, and 2000 long-term incentive award value at target were below the market third quartile.

     No bonus was paid to Mr. Balloun for fiscal 2000 based on NSI's failure to achieve the threshold earnings per share level, as specified by the Committee at the beginning of the fiscal year. For the three-year performance cycle ended August 31, 2000, Mr. Balloun earned an aspiration award of 275.2% of target level. His earned award was exchanged for stock options that were immediately exercisable and have an exercise price per share equal to the fair market value of a share on the date of the grant of the options.

     Much of Mr. Balloun's compensation opportunity for fiscal 2000 was provided through performance-based bonus, aspiration awards, and stock options and is therefore linked directly to performance on behalf of stockholders and to appreciation in the market price of NSI's stock.

  Changes for 2001

     In an effort to design a comprehensive compensation program that places greater emphasis directly on stock performance while continuing to balance the competing factors described in the introduction to this report, the Committee has changed the long-term compensation for executive officers for the 2001 fiscal year by eliminating aspiration awards and substituting performance-based restricted stock. The restricted stock will begin to vest only as certain stock price targets are achieved. Principal compensation components for 2001 thus include base salary, bonus opportunity based on corporate and individual performance, and long-term awards (stock options and performance-based restricted stock) that are directly tied to share price appreciation.

                                          EXECUTIVE RESOURCE AND
                                          COMPENSATION COMMITTEE

                                          John L. Clendenin, Chairman
                                          Thomas C. Gallagher
                                          Roy Richards, Jr.
                                          Ray M. Robinson
                                          Betty L. Siegel
                                          Barrie A. Wigmore
                                          Neil Williams

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The directors serving on the Executive Resource and Compensation Committee of the Board of Directors during the fiscal year ended August 31, 2000 were: for the entire year, John L. Clendenin, Thomas C. Gallagher, Betty L. Siegel, and Barrie A. Wigmore; for the portion of the year up to January 5, 2000, James C. Kennedy; for the portion of the year beginning January 5, 2000, Ray M. Robinson and Neil Williams; and for the portion of the year beginning April 5, 2000, Roy Richards, Jr. None of these individuals are or have ever been officers or employees of the Corporation. During the 2000 fiscal year, no executive officer of the Corporation served as a director of any corporation which any of these individuals served as an executive officer, and there were no other compensation committee interlocks with the companies with which these individuals or the Corporation's other directors are affiliated.

PERFORMANCE GRAPH

     The following graph compares, for the five years ended August 31, 2000, the yearly percentage change in cumulative total shareholders' return on the Corporation's common stock with (a) the S&P 500 Stock Index and (b) the S&P Specialized Services Index (the industry group within the S&P 500 in which the Corporation is included). The graph assumes an initial investment of $100 at the closing price on August 31, 1995 and assumes all dividends were reinvested.

                                                           NSI                       S&P 500            S&P SPECIALIZED SERVICES
                                                           ---                       -------            ------------------------
1995                                                     100.00                      100.00                      100.00
1996                                                     135.54                      118.72                      117.40
1997                                                     162.73                      167.11                      143.97
1998                                                     140.53                      180.58                      132.25
1999                                                     125.17                      252.47                      158.62
2000                                                      82.44                      293.52                      135.90

SUMMARY COMPENSATION TABLE

     The following table presents the cash compensation paid by the Corporation and its affiliates for the past three fiscal years, as well as compensation accrued for those years, to the individual who served as the Corporation's Chief Executive Officer during the 2000 fiscal year and to the four other most highly compensated executive officers during the 2000 fiscal year (the five officers referred to herein as the "named executive officers").

                                                                                       LONG-TERM COMPENSATION
                                                                                -------------------------------------
                                                      ANNUAL COMPENSATION                AWARDS              PAYOUTS
                                                  ---------------------------   -------------------------   ---------      ALL
                                                                      ANNUAL    RESTRICTED    SECURITIES                  OTHER
                                                                      COMPEN-     STOCK       UNDERLYING      LTIP       COMPEN-
                                         FISCAL   SALARY     BONUS    SATION     AWARD(S)    OPTIONS/SARS    PAYOUTS     SATION
      NAME AND PRINCIPAL POSITION         YEAR      ($)       ($)     ($)(1)       ($)          (#)(2)       ($)(3)      ($)(4)
      ---------------------------        ------   -------   -------   -------   ----------   ------------   ---------   ---------
James S. Balloun.......................   2000    850,000         0    4,800        0          312,489              0         0
  Chairman of the Board,                  1999    800,000   985,000    4,800        0          100,000      1,045,657         0
  President and Chief                     1998    750,000   513,750    4,800        0           65,000              0     2,500
  Executive Officer
George H. Gilmore Jr.(5)...............   2000    462,500         0  110,112        0           50,000              0     5,384
  Executive Vice President                1999    112,500   101,250   12,069        0           50,000              0         0
  and Group President                     1998         --        --       --       --               --             --        --
Brock A. Hattox........................   2000    395,000         0    4,800        0          105,001              0     5,250
  Executive Vice President                1999    385,000   311,850    4,800        0           40,000        574,483     9,177
  and Chief Financial Officer             1998    370,000   114,071    4,800        0           40,000              0     5,447
David Levy.............................   2000    380,000         0    4,800        0           70,000        342,406    25,333
  Executive Vice President,               1999    370,000   299,700    4,800        0           32,500        765,358     9,497
  Administration                          1998    357,500   110,217    4,800        0           31,000              0    10,127
Stewart A. Searle III..................   2000    255,000         0    4,800        0           59,927              0     4,977
  Senior Vice President,                  1999    245,000   198,450    4,800        0           21,500        345,985     5,456
  Planning and Development                1998    232,500    71,680    4,800        0           20,000              0     6,029

---------------

(1) Each amount shown includes an automobile allowance of $400 per month. The amounts shown for Mr. Gilmore also include $105,312 in 2000 and $10,869 in 1999 for reimbursement of relocation expenses and related costs.
(2) The amounts shown for fiscal year 2000 include long-term options granted in exchange for a portion of the 1999 LTIP award payout, as discussed in note 3 below, as follows: 162,489 shares for Mr. Balloun; 65,001 shares for Mr. Hattox; 35,000 shares for Mr. Levy; and 34,927 shares for Mr. Searle. The options were valued for purposes of the exchange at $7.99, the approximate Black-Scholes value at the time of the exchange election as determined by an independent compensation consultant. No stock appreciation rights were granted during this period.
(3) Half of Mr. Levy's amount in 2000 and half of each amount in 1999 were paid in shares of the Corporation's stock (at a value of $19.4375 in 2000 and $32.8125 in 1999) and the remaining half was paid in cash. Each amount shown excludes that portion of the payout exchanged for long-term options in fiscal years 2000 and 1999, respectively, as follows: $978,297 and $1,298,287 for Mr. Balloun; $469,583 and $519,358 for Mr. Hattox; $114,133
    and $279,650 for Mr. Levy; and $293,489 and $279,067 for Mr. Searle.
(4) The amounts shown for 2000 include a matching contribution on 401(k) deferrals in the amount of $5,384 for Mr. Gilmore, $5,250 for Mr. Hattox, $5,246 for Mr. Levy, and $4,977 for Mr. Searle. The amount shown for Mr. Levy also includes compensation of $20,087 realized on the exercise of stock options.
(5) Mr. Gilmore was elected Executive Vice President and Group President effective June 1, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning stock options that were granted to the named executive officers during the fiscal year ended August 31, 2000, as disclosed in the Summary Compensation Table above. The Corporation did not award any stock appreciation rights or reprice any stock options during the year.

                                                          PERCENT OF
                                                            TOTAL
                                             NUMBER OF     OPTIONS/
                                             SECURITIES      SARS
                                             UNDERLYING    GRANTED
                                              OPTIONS/        TO       EXERCISE                   GRANT
                                                SARS      EMPLOYEES    OR BASE                     DATE
                                              GRANTED     IN FISCAL     PRICE     EXPIRATION     PRESENT
NAME                                           (#)(1)        YEAR       ($/SH)     DATE(2)     VALUE ($)(3)
----                                         ----------   ----------   --------   ----------   ------------
James S. Balloun...........................   312,489        27.7%     27.6875      1/4/10      3,159,264
George H. Gilmore Jr.......................    50,000         4.4%     27.6875      1/4/10        505,500
Brock A. Hattox............................   105,001         9.3%     27.6875      1/4/10      1,061,560
David Levy.................................    70,000         6.2%     27.6875      1/4/10        707,700
Stewart A. Searle III......................    59,927         5.3%     27.6875      1/4/10        605,862

---------------

(1) Includes options granted in fiscal year 2000 in exchange for a portion of the 1999 LTIP payout, as described in note 2 to the Summary Compensation Table above.
(2) Options have a ten-year term, subject to earlier termination upon certain events related to termination of employment, and generally vest in four equal annual installments beginning on the first anniversary of the grant date. Options granted in exchange for LTIP payments, as described in note 2 to the Summary Compensation Table above, are immediately exercisable. The Executive Resource and Compensation Committee has discretion, subject to limitations in the Long-Term Incentive Program and the Long-Term Achievement Incentive Plan, to modify the terms of outstanding options, but not to reprice these options or others granted on or after January 5, 2000.
(3) The amounts shown were calculated using a Black-Scholes option pricing model. The estimated values assume a risk-free rate of return of 6.85%, a dividend yield of 2.54%, an option term of ten years, and stock price volatility having a standard deviation of .3080. The option values were not discounted to reflect the vesting period of the options or to reflect any exercise or lapse of the options prior to the end of the ten-year option period. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table contains information concerning the exercise of stock options by the named executive officers during the 2000 fiscal year and the aggregate value of unexercised stock options held by the named executive officers as of August 31, 2000. No stock appreciation rights are held by any named executive officer.

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                               SHARES                            OPTIONS/SARS                  OPTIONS/SARS
                             ACQUIRED ON                         AT FY-END (#)               AT FY-END ($)(1)
                              EXERCISE        VALUE       ---------------------------   ---------------------------
NAME                             (#)       REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -----------   ------------   -----------   -------------   -----------   -------------
James S. Balloun...........        --             --        503,739        268,750             0            0
George H. Gilmore Jr.......        --             --         12,500         87,500             0            0
Brock A. Hattox............        --             --        125,001        100,000             0            0
David Levy.................     4,944        $20,087        156,759         79,875         1,333            0
Stewart A. Searle III......        --             --         64,302         54,125             0            0

---------------

(1) The amounts shown represent the aggregate excess of market value of shares under option as of August 31, 2000 (using the $19.9375 closing price on August 31, 2000) over the exercise price of the options.

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of aspiration awards to the named executive officers during the 2000 fiscal year.

                                                                              ESTIMATED FUTURE PAYOUTS
                                       NUMBER OF      PERFORMANCE OR     UNDER NON-STOCK PRICE-BASED PLANS
                                     SHARES, UNITS     OTHER PERIOD      ----------------------------------
                                       OR OTHER      UNTIL MATURATION    THRESHOLD     TARGET     MAXIMUM
NAME                                  RIGHTS (#)       OR PAYOUT(1)         ($)         ($)         ($)
----                                 -------------   ----------------    ----------   --------   ----------
James S. Balloun...................     400,000          3 years          100,000     400,000    2,000,000
George H. Gilmore Jr...............     216,000          3 years           54,000     216,000    1,080,000
Brock A. Hattox....................     187,200          3 years           46,800     187,200      936,000
David Levy.........................     180,000          3 years           45,000     180,000      900,000
Stewart A. Searle III..............     120,000          3 years           30,000     120,000      600,000

---------------

(1) Aspiration awards will be payable based on the performance of the Corporation, as measured by cumulative economic profit (adjusted after-tax profit less a capital charge) over a three-year performance cycle ending August 31, 2002. Award payments up to and including twice commitment level performance will be paid one-half in shares of NSI stock and one-half in cash. For award payments in excess of twice commitment level performance, that portion of the award will be paid one-half in restricted stock, which will vest in equal annual installments over a two-year period, and one-half in cash, to be paid out in equal annual installments on the vesting dates of the restricted stock. The final determination of the form of payment of the award is at the discretion of the Executive Resource and Compensation Committee.

EMPLOYMENT CONTRACTS, SEVERANCE ARRANGEMENTS, AND OTHER AGREEMENTS

     Pursuant to the Corporation's February 1, 1996 employment agreement with Mr. Balloun and a related amendment to the Supplemental Retirement Plan for Executives ("SERP"), Mr. Balloun will be credited with two years of service under the SERP for each year of actual credited service and will be vested in his SERP benefit after completing five years of employment.

     The employment agreement with Mr. Balloun provides for a lump sum severance payment of $1.5 million in the event his employment is terminated after August 31, 1998. This provision does not apply in the event of voluntary termination, termination upon death or disability, or termination for cause (as each such term is defined in the agreement). In the event of termination in connection with a Change in Control which would entitle Mr. Balloun to benefits under his Severance Protection Agreement (described below), he would receive the greater of the benefits under the Severance Protection Agreement or the severance benefits set forth in his employment agreement.

     Pursuant to the Corporation's May 5, 1999 employment agreement with Mr. Gilmore and a related amendment to the SERP, he will be credited with service under the SERP for each year of actual service (from June 1, 1999, the effective date of his employment, instead of January 1, 2000) and vested in his SERP benefit after five years. The agreement provides that in the event his employment is terminated by the Corporation after June 1, 2000 but on or before June 1, 2009, he will receive a severance payment, in 24 semi-monthly installments, equal to his then-current salary. These provisions do not apply in the event of voluntary termination, termination upon death or disability or for cause (as defined in the agreement), or termination in connection with a Change in Control, discussed below.

     Pursuant to the Corporation's August 26, 1996 employment agreement with Mr. Hattox and a related amendment to the SERP, he will be credited with service under the SERP for each year of actual service (from September 18, 1996, the effective date of his employment, instead of January 1, 1998), vested in his SERP benefit after five years, and eligible for early retirement at age 60.

     Pursuant to the Corporation's May 3, 2000 employment agreement with Joseph
G. Parham, Jr., Senior Vice President, Human Resources, and a related amendment to the SERP, he will be credited with service under the SERP for each year of actual service (from May 15, 2000, the effective date of his employment, instead of January 1, 2001), vested in his SERP benefit after five years, and eligible for early retirement at age 60. The SERP amendment further provides that if, after the retirement or earlier termination of James S. Balloun as Chairman, President, and Chief Executive Officer, but prior to Mr. Parham's completion of five years of service, his employment is terminated, he will be eligible for early retirement benefits at the time of termination as if he were 55 and had five years of service. The employment agreement provides that in the event his employment is terminated by the Corporation, he will receive a severance payment, in 24 semi-monthly installments, equal to his then-current salary. These provisions do not apply in the event of voluntary termination, termination upon death or disability or for cause (as defined in the agreement), or termination in connection with a Change in Control, discussed below.

     The Corporation has Severance Protection Agreements (the "Agreements") with Messrs. Balloun, Gilmore, Hattox, Levy, Parham, and Searle. The Board intends for the Agreements (which are similar) to provide the executives some measure of security against the possibility of employment loss that may result following a Change in Control in order that they may devote their energies to meeting the business objectives and needs of the Corporation and its stockholders.

     The Agreement for Mr. Balloun is effective until his 65th birthday. The Agreements for Messrs. Gilmore, Hattox, Levy, Parham, and Searle are effective for a term of two years, which is automatically extended for one year at the end of each year unless terminated by either party. However, the term of the Agreements will not expire during a "Threatened Change in Control Period" (as defined in the Agreements) or prior to the expiration of 24 months following a "Change in Control" (as described below). If the employment of the officer is terminated within 24 months following a Change in Control or in certain other instances in connection with a Change in Control (1) by the Corporation other than for "Cause" or "Disability" or (2) by the officer for "Good Reason" (as each term is defined in the Agreements) or during the 60-day period commencing on the first anniversary of the occurrence of a Change in Control, the officer will be entitled to receive (a) a pro rata bonus for the year of termination,
(b) a lump sum cash payment equal to two times the sum of his base salary and bonus (in each case at least equal to his base salary and bonus prior to a Change in Control), subject to certain adjustments, (c) continuation of life insurance, disability, medical, dental, and hospitalization benefits for a period of up to 24 months, and (d) a lump sum cash payment reflecting certain retirement benefits he would have been entitled to receive had he remained employed by the Corporation for an additional two years and a reduced requirement for early retirement benefits. Additionally, all restrictions on any outstanding incentive awards will lapse and become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and the Corporation will be required to purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options.

     The Agreements provide that the Corporation shall make an additional "gross-up payment" to each officer to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on any payment made to him arising out of or in connection with his employment. In addition, the Corporation will pay all legal fees and related expenses incurred by the officer arising out of his employment or termination of employment if, in general, the circumstances for which he has retained legal counsel occurred on or after a Change in Control.

     Assuming a Change in Control had occurred on October 1, 2000 and their employment had terminated on that date, the approximate cash payments that would have been made under the Agreements (not including the gross-up payments) would have been $4,726,000, $1,621,000, $1,401,000, $1,875,000, $942,000, and $872,000
for Messrs. Balloun, Gilmore, Hattox, Levy, Parham, and Searle, respectively. The amount of the gross-up payment, if any, to be paid may be substantial and will depend upon numerous factors, including the price per share of common stock of the Corporation and the extent, if any, that payments or benefits made to the officers constitute "excess parachute payments" within the meaning of Section 280G of the Code.

     A "Change in Control" includes (1) the acquisition (other than from the Corporation) by any "person" (as that term is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) other than a trustee of an employee benefit plan maintained by the Corporation or certain related entities of beneficial ownership of 20% or more of the combined voting power of the Corporation's then outstanding voting securities, (2) a change in more than one-third of the members of the Board who were either members as of September 21, 1989 or were nominated or elected by a vote of two-thirds of those members or members so approved, or (3) approval by stockholders of the Corporation of (i) a merger or consolidation involving the Corporation if the stockholders of the Corporation immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the Corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Corporation outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution of the Corporation or an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation.

     Letter agreements issued to Messrs. Balloun, Gilmore, Hattox, Levy, Parham, and Searle in conjunction with the Agreements provide that in the event of a Change in Control, each such officer shall receive an annual cash bonus for that fiscal year at least equal to the annual cash bonus paid to him in the prior fiscal year if he remains in the employ of the Corporation for the full fiscal year. The letter agreement with Mr. Balloun will expire on his 65th birthday. Each other letter agreement has an initial term of 48 months and is subject to an automatic one-year extension after each year unless terminated by the Corporation, but in no event will the term expire following a Change in Control until the Corporation's obligations as set forth therein have been satisfied.

PENSION AND SUPPLEMENTAL RETIREMENT BENEFITS

     The combined benefit under the Corporation's qualified defined benefit retirement plan ("Pension Plan") and nonqualified supplemental retirement plan for executives ("SERP"), as amended, is 45% of average base salary and bonus (using the highest three consecutive years of remuneration out of the ten years preceding the individual's retirement), less 50% of the individual's primary social security benefit, and less the actuarial equivalent of the participant's account in the 401(k) plan for corporate employees, assuming an annual contribution of 4% of the individual's annual compensation over $15,000 (subject to applicable limitations on eligible compensation), any applicable matching contribution, and earnings on those amounts at 8% per annum.

     The following table shows the estimated aggregate annual benefits payable to a covered participant at normal retirement age under the Pension Plan and SERP, without the reduction under the SERP for the actuarial equivalent of 401(k) plan benefits (approximately $9,576 for Mr. Balloun, $30,326 for Mr. Gilmore, $34,790 for Mr. Hattox, $12,040 for Mr. Levy, and $52,086 for Mr. Searle):

                                                                YEARS OF SERVICE
                                              ----------------------------------------------------
REMUNERATION                                     15         20         25         30         35
------------                                  --------   --------   --------   --------   --------
$  300,000..................................  $ 94,800   $126,400   $126,400   $126,400   $126,400
   400,000..................................   128,600    171,400    171,400    171,400    171,400
   500,000..................................   162,300    216,400    216,400    216,400    216,400
   600,000..................................   196,100    261,400    261,400    261,400    261,400
   700,000..................................   229,800    306,400    306,400    306,400    306,400
   800,000..................................   263,600    351,400    351,400    351,400    351,400
   900,000..................................   297,300    396,400    396,400    396,400    396,400
 1,000,000..................................   331,100    441,400    441,400    441,400    441,400
 1,200,000..................................   398,600    531,400    531,400    531,400    531,400
 1,400,000..................................   466,100    621,400    621,400    621,400    621,400
 1,600,000..................................   533,600    711,400    711,400    711,400    711,400
 1,800,000..................................   601,100    801,400    801,400    801,400    801,400
 2,000,000..................................   668,600    891,400    891,400    891,400    891,400
 2,200,000..................................   736,100    981,400    981,400    981,400    981,400

     The remuneration specified in the table above consists of salary and annual incentive bonus. Benefits shown above are based on payment of a single life annuity with 10 years certain. Equivalent payment options are offered.

     The salary and bonus currently covered by the Pension Plan and the SERP for each of the named executive officers substantially correspond to the amounts disclosed in the Summary Compensation Table. The years of credited service for each of the following named executive officers as of August 31, 2000 were: Mr. Balloun, 4 years (8 years under the SERP); Mr. Gilmore, 1 year; Mr. Hattox, 3 years; Mr. Levy, 25 years; and Mr. Searle, 4 years.

               ITEM NO. 2 -- APPOINTMENT OF INDEPENDENT AUDITORS

     At the annual meeting, a proposal will be presented to ratify the appointment of Arthur Andersen LLP as independent auditors to examine the books of account and other corporate records of the Corporation for the fiscal year ending August 31, 2001. Arthur Andersen LLP has performed this function for the Corporation since 1964. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire, and are expected to be available to respond to questions of stockholders. The total amount of fees charged by Arthur Andersen LLP for their services during the fiscal year ended August 31, 2000, was $1,655,000, most of which was for services provided in connection with annual audits, retirement plan audits, acquisition audits, and tax assistance and a portion of which related to information technology initiatives.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee has adopted a charter to set forth its responsibilities. A copy of the charter is attached as Exhibit A to this proxy statement.

     As required by the charter, the Audit Committee reviewed the Corporation's audited financial statements and met with management, as well as with Arthur Andersen LLP, the Corporation's independent auditors, to discuss the financial statements.

     The Audit Committee received from Arthur Andersen LLP the required disclosures regarding their independence and the report regarding the results of their audit. In connection with its review of the financial statements and the auditors' disclosures and report, the members of the Audit Committee discussed with a representative of Arthur Andersen LLP their independence, as well as the following:

     - the auditors' responsibilities in accordance with generally accepted accounting standards;

     - the initial selection of, and whether there were any changes in, significant accounting policies or their application;

     - management's judgments and accounting estimates;

     - whether there were any significant audit adjustments;

     - whether there were any disagreements with management;

     - whether there was any consultation with other accountants;

     - whether there were any major issues discussed with management prior to the auditors' retention;

     - whether the auditors encountered any difficulties in performing the audit; and

     - the auditor's judgments about the quality of the Corporation's accounting policies.

     Based on its discussions with management and the Corporation's independent auditors, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the period ended August 31, 2000 for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE

                                          Thomas C. Gallagher, Chairman
                                          Bernard Marcus
                                          Roy Richards, Jr.
                                          Ray M. Robinson
                                          Herman J. Russell
                                          Kathy Brittain White
                                          Barrie A. Wigmore

                       ITEM NO. 3 -- STOCKHOLDER PROPOSAL

     The Corporation has been advised by a holder of common stock of his intention to introduce at the annual meeting the following proposal and supporting statement. Approval of the proposal requires the affirmative vote of a majority of the shares of the Corporation's outstanding common stock present, in person or by proxy, and entitled to vote at the annual meeting. The Board of Directors disclaims any responsibility for the content of the proposal and for the statement made in support thereof, which are presented as received from the stockholder.

     William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, the owner of 1,300 shares of common stock, has notified the Corporation that he intends to present the following proposal at the annual meeting.

                           "MAXIMIZE VALUE RESOLUTION

     Resolved that the shareholders of National Service Industries, Inc. urge the Board of Directors to arrange for the prompt sale of National Service Industries, Inc. to the highest bidder."

SUPPORTING STATEMENT

     "The purpose of the Maximize Value Resolution is to give all National Service Industries, Inc. shareholders the opportunity to send a message to the National Service Industries, Inc. Board that they support the prompt sale of National Service Industries, Inc. to the highest bidder. A strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the National Service Industries, Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the National Service Industries, Inc. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

     The prompt auction of National Service Industries, Inc. should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

     The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION"

STATEMENT IN OPPOSITION TO THE FOREGOING STOCKHOLDER PROPOSAL

     The Board of Directors recommends that you vote against the foregoing stockholder proposal, which the Board believes would not work to maximize value to shareholders.

     The Board has actively considered, and will continue actively to consider, appropriate strategic steps for enhancing NSI's value to shareholders, but believes that it must have the flexibility to control the choice and timing of alternative courses of action in order to maximize long-term shareholder value.

     In connection with its review of alternative strategic initiatives, the Board does in fact periodically review the sales value of NSI and its separate businesses, as estimated by independent investment bankers retained by NSI. This periodic analysis brought about the sale of North Bros. and the restructuring and selling of portions of the Linen business approximately three years ago.

     The Board takes its responsibilities seriously, and it will continue actively to consider various strategic initiatives that will enhance shareholder value. The Board firmly believes that this deliberate and measured approach is the best means to enhance long-term value for shareholders.

     The Board also believes, in any event, that arranging for the prompt sale of a company to the highest bidder, without regard to the relative merits of other alternatives, creates a "forced sale" atmosphere that causes deterioration in the company's day-to-day business operations and makes the company negotiate with bidders from a position of weakness, thus reducing the value realized in the sale.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE FOREGOING STOCKHOLDER PROPOSAL. Your proxy will be so voted unless you specify otherwise on the proxy card.

                          ITEM NO. 4 -- OTHER MATTERS

     The Board of Directors knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

                  NEXT ANNUAL MEETING -- STOCKHOLDER PROPOSALS

     If a stockholder wishes to have a proposal considered for inclusion in the Corporation's proxy solicitation materials in connection with the next annual meeting of stockholders, the proposal must comply with the Securities and Exchange Commission's proxy rules, be stated in writing, and be submitted on or before July 9, 2001, to the Corporation at its principal executive offices at 1420 Peachtree Street, N.E., Atlanta, Georgia 30309, Attention: Helen D. Haines, Vice President and Secretary. All such proposals should be sent by certified mail, return receipt requested.

     Excluding stockholder proposals filed in accordance with the proxy rules, a stockholder is required to comply with the Corporation's By-laws with respect to any proposal to be presented for action at an annual meeting of stockholders. The Corporation's By-laws require each proposal to be (i) written, (ii) delivered to, or mailed and received at, the principal executive office of the Corporation not less than 45 days nor more than 75 days prior to the first anniversary of the date on which the Corporation first mailed proxy materials for the preceding year's annual meeting, and (iii) accompanied by (A) a brief description of the proposal and the reasons therefor, (B) the name and address of the stockholder making the proposal and any other stockholders known by such stockholder to support such proposal, (C) the class and number of shares of the Corporation's capital stock beneficially owned by all such stockholders, and (D) any financial interest of such stockholder in the proposal. If during the preceding year the Corporation did not hold an annual meeting or if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be delivered or received not later than 90 days prior to the scheduled annual meeting, and provided, further, however, that if less than 100 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder to be timely must be delivered or received not later than the close of business on the 10th day following the earlier of (i) the day on which such notice of the date of the scheduled annual meeting was mailed or (ii) the day on which such public disclosure was made. Nothing in the By-laws requires the Corporation to include in its proxy statement and proxy for any annual meeting of stockholders any stockholder proposal which the Corporation is permitted to exclude pursuant to the rules of the Securities and Exchange Commission at the time such proposal is received.

     If a stockholder wishes to nominate a candidate for election as director at the next annual meeting of stockholders, the stockholder must comply with the Corporation's By-laws with respect to director nominations. Written notice of the stockholder's intent to make such nomination must be given to the Secretary of the Corporation, at the principal executive offices of the Corporation, not later than September 22, 2001. The written notice shall set forth (A) the name and address of the stockholder and each person whom the stockholder proposes to nominate as a director; (B) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (C) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (D) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (E) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     The preceding two paragraphs are intended to summarize the applicable By-laws of the Corporation. These summaries are qualified in their entirety by reference to those By-laws.

     THE CORPORATION'S ANNUAL REPORT TO STOCKHOLDERS, WHICH INCLUDES THE ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ACCOMPANIES THIS PROXY STATEMENT.

                                          By order of the Board of Directors,

                                          /s/ HELEN D. HAINES
                                          HELEN D. HAINES
                                          Vice President and Secretary

                                                                       EXHIBIT A

                                  STATEMENT OF
                        COMPOSITION AND RESPONSIBILITIES
                                OF COMMITTEES OF
                             THE BOARD OF DIRECTORS
                      (REVISED AND RESTATED APRIL 5, 2000)

     The committees of the Board of Directors shall be designated as provided in the By-Laws of the Corporation and shall conduct meetings and other activities in accordance with the rules and procedures set forth in the Corporation's By-Laws and the Statement of Rules and Procedures of Committees of the Board of Directors. The committees of the Board of Directors shall be organized and shall have responsibilities and duties as set forth below. Each committee is delegated such authority and powers as may be necessary or appropriate to fulfill such responsibilities and perform such duties. However, such authority and powers shall not extend to authorizing action proposed to be taken by or on behalf of the Corporation except for (a) the Executive Committee, to the full extent of its authority and powers and (b) each other committee, to the extent it is expressly empowered hereinbelow to approve any such action. Each committee shall report to the Board concerning its activities and, within the areas of the Corporation's affairs for which it is responsible, shall make such recommendations to the Board and to Management as it considers appropriate.

 . . .

AUDIT COMMITTEE

     Audit Committee members shall meet the requirements of the New York Stock Exchange. The Audit Committee shall consist of not less than three directors, none of whom shall be employees of the Corporation and each of whom shall be independent of Management and free from any relationship that would interfere with his or her exercise of independent judgment as a member of the Committee. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Committee shall meet privately in executive session at each meeting of the Committee with Management, the Vice
President -- Auditing, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. The Committee shall communicate with Management and the independent auditors quarterly, as needed, to review the Corporation's financial statements and significant findings based upon the independent auditors' limited review procedures. In performing its responsibilities of monitoring the auditing, internal control, and financial reporting of the Corporation, the Committee shall:

          (1) Review the independence and performance of the independent auditors, who are ultimately accountable to the Board of Directors and the Audit Committee, and annually recommend to the Board the engagement of independent auditors for the Corporation, subject to stockholder ratification, or the discharge of such auditors when deemed necessary or desirable;

          (2) Review with the independent auditors their fees and plans for all auditing services, including: scope, staffing, locations, reliance upon management and the internal auditors, and general audit approach;

          (3) Request and review the independent auditors' periodic formal written statement delineating all relationships between the independent auditors and the Corporation, discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the auditors, and recommend that the Board of Directors take appropriate action in response to the auditors' report to satisfy itself of such auditors' independence;

          (4) Review such accounting and financial matters (including, without limitation, press releases and annual and quarterly public filings prior to filing or distribution) as may be required by the Securities and Exchange Commission or requested by Management;

          (5) Review with the independent auditors the quality and integrity of the Corporation's financial reporting processes and the adequacy and effectiveness of the Corporation's system of internal control, and satisfy itself that the internal auditing staff is protected from undue pressures and is provided with as much independence as is necessary to work in compliance with recognized standards of internal auditing;

          (6) Assure Management's full cooperation with the independent auditors and review the results of the audits conducted by the independent auditors, and in conjunction therewith (a) review the quality of the accounting policies of the Corporation, (b) review proposed changes in the accounting policies of the Corporation that have or may have a material impact on the Corporation's financial reports, and (c) review differences of opinion, if any, between the independent auditors and Management;

          (7) Provide both the independent and the internal auditors with access to the Board of Directors, including access without Management representatives present;

          (8) Review with outside counsel internal controls and policies which assure adherence to proper standards of business conduct and compliance with conflict of interest policies and applicable laws and regulations, and review possible exposures to contingent liabilities;

          (9) Review investment guidelines governing the Corporation's investment portfolios;

          (10) Review matters that could have significant financial reporting implications for the Corporation, such as tax issues, litigation, and regulatory matters, and conduct such investigations into matters within the general scope of its responsibilities as it may deem appropriate from time to time or as may be referred to it by the Board;

          (11) Prepare annually a report to shareholders, as required by the Securities and Exchange Commission, for inclusion in the Corporation's annual proxy statement;

          (12) Periodically perform self-assessment of Audit Committee performance; and

          (13) Review and reassess the adequacy of this charter at least annually, submit the charter to the Board of Directors for approval, and publish the charter at least every three years in accordance with regulations of the Securities and Exchange Commission.

 . . .

                                   (NSI LOGO)

                       (LOGO)  PRINTED ON RECYCLED PAPER

[X]  PLEASE MARK
     VOTES AS IN THIS
     EXAMPLE

    UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2,
                               AND AGAINST ITEM 3

THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR ITEMS 1 AND 2 AND AGAINST ITEM 3 AS
                                    FOLLOWS:

                   FOR
                   ALL      WITHHOLD Nominees for Director:                                                    FOR  AGAINST  ABSTAIN
                 NOMINEES  AUTHORITY (01) James S. Balloun     (07) Roy Richards, Jr.
1. Nominees for  [     ]    [     ]  (02) Leslie M. Baker, Jr. (08) Ray M. Robinson
   Director:                         (03) John L. Clendenin    (09) Betty L. Siegel      2. Ratification of appointment of
                                     (04) Thomas C. Gallagher  (10) Kathy Brittain White    Arthur Andersen LLP as
                                     (05) David Levy           (11) Barrie A. Wigmore       independent auditors for the
                                     (06) Sam Nunn             (12) Neil Williams           Corporation.

For, except vote withheld from the following nominee(s):                                 3. Stockholder proposal urging the
                                                                                            Board of Directors to arrange for
                                                                                            the prompt sale of the Corporation.
---------------------------------------------------------
                                                                                         Mark box at right if an address
                                                                                         change or comment has been
                                                                                         noted on the reverse side of
                                                                                         this card.

                                                                                         PLEASE BE SURE TO SIGN AND DATE THIS PROXY.





SIGNATURE(S)                                           DATE
            ------------------------------------------     ---------------------
If voting by mail, please date this proxy and sign exactly as your name, or names, appear hereon. Where there is more than one owner, each must sign. When signing in fiduciary or representative capacity, please give full title as such.

                            * FOLD AND DETACH HERE *





                                     [NSI LOGO]


Dear Stockholder:

National Service Industries, Inc. encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box and the last four digits of your Social Security number are required to access the system.

         1.  To vote over the Internet:
                  - Log on to the Internet and go to the web site
                    HTTP://WWW.EPROXYVOTE.COM/NSI

         2.  To vote over the telephone:
                  - On a touch-tone telephone call 1-877-PRX-VOTE
                    (1-877-779-8683)

Each method is available 24 hours a day, 7 days a week.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, please do not mail back your proxy card.

PROXY

                       NATIONAL SERVICE INDUSTRIES, INC.
                 ANNUAL STOCKHOLDERS MEETING DECEMBER 21, 2000
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned does hereby appoint JAMES S. BALLOUN, DAVID LEVY and HELEN D. HAINES, and each of them, proxies of the undersigned with full power of substitution in each of them to vote at the annual meeting of stockholders of the Corporation to be held on December 21, 2000 at 10:00 A.M., and at any and all adjournments thereof, with respect to all shares which the undersigned would be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows on the reverse, and in their discretion upon all other matters brought before the meeting.

             PLEASE PROVIDE A CHANGE OF ADDRESS OR COMMENTS BELOW:

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

IF VOTING BY MAIL, PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN
                             THE ENCLOSED ENVELOPE.


                              FOLD AND DETACH HERE


                                     [LOGO] NATIONAL
                                            SERVICE
                                            INDUSTRIES

               ANNUAL MEETING DIRECTIONS AND PARKING INFORMATION
  10:00 AM, DECEMBER 21, 2000, RENAISSANCE WAVERLY HOTEL, CHAMBERS AUDITORIUM

Parking for stockholders attending the Annual Meeting will be available in the Renaissance Waverly Hotel parking lot on Galleria Parkway at the back of Cobb Galleria Centre and in any lot within Cobb Galleria Centre. There is easy access to the Chambers Auditorium from the main entrance of the hotel.

                                     [MAP]

                  DIRECTIONS TO THE RENAISSANCE WAVERLY HOTEL

TRAVELING WEST ON I-20: Take Exit #67B (I-285 NORTH). Proceed to Exit #20 (I-75 NORTH/SOUTH Highway 41 Cobb Parkway) (NOTE: Do not take Highway 75, go straight to Highway 41/Cobb Parkway). Get in the far left-hand lane to turn LEFT onto Cobb Parkway. Turn LEFT at the second traffic light. Follow the road about 1/4 of a mile and the Hotel will be on your RIGHT.

TRAVELING EAST ON I-20: Take Exit #51B (I-285 NORTH). Proceed to Exit #19 (Cobb Parkway/Highway 41) then turn RIGHT onto Cobb Parkway. Turn LEFT at the first traffic light. Follow the road about 1/4 of a mile and the Hotel will be on your RIGHT.

TRAVELING SOUTH ON I-75: Take Exit #258 (Cumberland Blvd). Turn RIGHT at the light. Turn RIGHT at the first light onto Cobb Galleria Parkway. Take forced LEFT around fountain. Hotel is straight ahead.

TRAVELING SOUTH ON I-85: Take Exit #95 (I-285 WEST). Proceed to Exit #20 (I-75 NORTH/SOUTH Highway 41 Cobb Parkway) (NOTE: Do not take Highway 75, go straight to Highway 41/Cobb Parkway). Get in the far left-hand lane to turn LEFT onto Cobb Parkway. Turn LEFT at the second traffic light. Follow the road about 1/4 of a mile and the Hotel will be on your RIGHT.

TRAVELING NORTH ON I-75: Take Exit #258 (Cumberland Blvd). Turn LEFT at the light. Turn RIGHT at second light onto Cobb Galleria Parkway. Take forced LEFT around fountain. Hotel is straight ahead.